                                                               Exhibit 99.(c)(2)

                       TENDER, VOTING AND OPTION AGREEMENT

            TENDER, VOTING AND OPTION AGREEMENT (this "Agreement"), dated as of July 12, 1999, by and among Quebecor Printing Inc., a company formed under the laws of Canada ("Parent") and each of the parties listed on the signature page hereto (each, a "Stockholder" and collectively, the "Stockholders").

            WHEREAS, Parent, World Color Press, Inc., a company organized under the laws of Delaware (the "Company") and Printing Acquisition Inc., a Company organized under the laws of Delaware and a wholly-owned subsidiary of Parent ("Acquisition Sub") are parties to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein having the meaning set forth in the Merger Agreement);

            WHEREAS, Parent and the Company are parties to that certain Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement");

            WHEREAS, pursuant to the Merger Agreement, Acquisition Sub will commence a tender offer (the "Offer") to acquire up to 23,500,000 shares of the outstanding common stock, par value $0.01 per share, of the Company ("Company Common Stock"), at a price of $35.69 per share in cash (the "Per Share Amount") upon the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS, as a condition to its willingness to enter into the Merger Agreement and make the Offer, Parent has required that each of the Stockholders enter into this Agreement; and

            WHEREAS, each Stockholder has agreed that the number of shares of Company Common Stock ("Shares") set forth opposite the name of such Stockholder on Schedule A hereto (the "Subject Shares") shall be subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

            SECTION 1. AGREEMENTS OF THE STOCKHOLDERS

            (a) AGREEMENT TO TENDER. Until the earlier of the termination of the Merger Agreement and the termination of the Offer without the purchase of Shares pursuant thereto, each Stockholder hereby agrees to validly tender pursuant to the Offer and not to withdraw all of such Stockholder's Subject Shares. Each Stockholder will receive the same Per Share Amount received by the other stockholders of the Company in the Offer with respect to the Shares tendered by it in the Offer. On the first business day after the date the Shares are accepted for payment and purchased by Acquisition Sub pursuant to the Offer, Acquisition Sub or Parent shall make payment by wire transfer of immediately available funds to each Stockholder in an amount in cash equal to the aggregate purchase price for such Stockholder's Subject Shares in the Offer to an account designated by such Stockholder. Notwithstanding the foregoing, no Stockholder who is a natural person will be required to tender any of such Stockholder's Shares if such Stockholder would be subject to liability under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as a result of any such tender of Shares purchased prior to the date of this Agreement.

            (b) VOTING. Subject to the receipt of proper notice and the absence of a preliminary or permanent injunction or other final order by any court or other administrative or judicial authority barring such action, each Stockholder shall do the following:

            (1) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, so that all Subject Shares then held by such Stockholder and entitled to vote may be counted for the purposes of determining the presence of a quorum at such meetings; and

            (2) at each such meeting held before the Effective Time and with respect to each such written consent, vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all the Subject Shares then held by such Stockholder to approve the Merger and the Merger Agreement and any action required in furtherance thereof and against any action which would reasonably be expected to result in a failure of the conditions described in Article VIII of the Merger Agreement to be satisfied.

            (c) NO INCONSISTENT AGREEMENTS. Each Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Subject Shares which is inconsistent with this Agreement.

            (d) WAIVER OF APPRAISAL RIGHTS. To the extent permitted by applicable law, each Stockholder hereby agrees to waive any appraisal, dissenters' or similar rights that such Stockholder may have under Delaware law with respect to the Merger.

            (e) TRANSFER OF SUBJECT SHARES. From the date hereof until the earlier of the termination of the Merger Agreement and the consummation of the Merger, each Stockholder agrees not to transfer (other than pursuant to the Offer) record ownership or beneficial ownership, or both, of any Subject Shares to any Person or "group" (as determined pursuant to Rule 13d-5 under the Exchange Act) other than to an affiliate of such Stockholder that agrees to comply with the requirements of Section 1 hereof with respect to the transferred Shares. For the purposes of this Agreement, the term "transfer" means a sale, an assignment, a grant, a transfer, a pledge, the creation of a lien or other disposition of any Subject Shares or any interest of any nature in any Subject Shares, including, without limitation, the "beneficial ownership" of such Subject Shares (as determined pursuant to Regulation 13D-G under the Exchange Act).

            SECTION 2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder severally represents and warrants to Parent as follows:

            (a) EXISTENCE AND POWER. Each Stockholder that is a partnership (1) is a partnership duly formed, validly existing and in good standing under the laws of the State of its formation and (2) has full partnership authority to execute and deliver this Agreement.

            (b) AUTHORIZATION; CONTRAVENTION. The execution and delivery by each Stockholder of this Agreement and the performance by it of its obligations under this Agreement have, (1) in the case of each Stockholder that is a partnership, been duly authorized by all necessary action and (2) do not and will not conflict with or result in a violation pursuant to, (A) in the case of each Stockholder that is a partnership, any provision of its organizational documents or partnership agreement, or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder, the Subject Shares or any of such Stockholder's other material properties or assets.

            (c) BINDING EFFECT. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing.

            (d) OWNERSHIP. As of the date hereof, each Stockholder is the record owner or beneficial owner of the Subject Shares set forth opposite its name on Schedule A, free and clear of liens (other than liens arising hereunder). As of the date of this Agreement, each Stockholder does not own beneficially or of record any Shares other than the Subject Shares, Shares issuable upon the exercise of outstanding stock options and Shares of Company Restricted Stock (as defined in the Merger Agreement). No Stockholder has appointed or granted any proxy which is still effective with respect to its Subject Shares. As of the date hereof, each Stockholder has sole voting power or power to direct the vote of the Subject Shares set forth opposite its name on Schedule A and on the record date and the date of the Company's stockholders' meeting at which the Merger shall be presented for approval, each Stockholder will have sole voting power or power to direct the vote of such Stockholder's Subject Shares then held by such Stockholder.

            (e) LITIGATION. There is no action, suit, investigation, complaint or other proceeding pending against any Stockholder or, to the knowledge of any Stockholder, threatened against any Stockholder or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

            SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to each Stockholder as follows:

            (a) EXISTENCE AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada and (2) has full corporate power and authority to execute and deliver this Agreement.

            (b) AUTHORIZATION; CONTRAVENTION. The execution and delivery by the Parent of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate action and do not and will not conflict with or result in a violation pursuant to (A) any provision of its organizational documents or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any of its material properties or assets.

            (c) BINDING EFFECT. This Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing.

            (d) LITIGATION. There is no action, suit, investigation, complaint or other proceeding pending against Parent or any of its affiliates or, to the knowledge of Parent, threatened against it or any other Person (including its affiliates) that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

            SECTION 4. OPTION OF PARENT. Each Stockholder hereby grants to Parent an irrevocable option (collectively, with respect to all the Stockholders' Subject Shares, the "Option") to purchase all, but not less than all, of such Stockholder's Subject Shares, upon the following terms and conditions:

            (1) The exercise price for each Share subject to the Option shall be the Per Share Amount, payable in cash. Parent may exercise the Option if, but only if, there has occurred a Triggering Event (as defined in the Stock Option Agreement) and notice of such exercise is received prior to the occurrence of a KKR Option Termination Event (as defined below); provided, however, that a Triggering Event will be deemed to occur if all of the conditions prerequisite to the payment of the Termination Amount pursuant to Section 8.3(a) of the Merger Agreement have been satisfied except for the consummation of the transaction described in such Section 8.3(a). For purposes of clarification, the date of a Triggering Event shall not be the date on which the Termination Amount is paid, but the date on which the Termination Amount becomes payable. Notwithstanding anything to the contrary, Parent may exercise the Option only for all of the Stockholders' Subject Shares in the aggregate.

            (2) Each of the following shall be a "KKR Option Termination Event":
(a) the Effective Time (as defined in the Merger Agreement); (b) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Triggering Event and at the time of such termination the conditions prerequisite to a Triggering Event occurring in the future are incapable of being fulfilled; (c) the passage of nineteen business days after the date of the Triggering Event; or (d) November 9, 1999, if all governmental and regulatory approvals for Parent to exercise its rights under this Section 4 shall not then have been obtained or if an injunction or similar legal prohibition on exercise shall then be in effect.

            (3) In the event of any change in the number or kind of such Stockholder's Subject Shares by reason of stock dividends, stock splits, recapitalizations, combinations, reclassifications, exchanges or changes of shares, then the exercise price for such Stockholder's Subject Shares shall be adjusted appropriately so that the total amount to be paid upon exercise in whole of the Option with respect to such Stockholder's Subject Shares would remain unchanged.

            (4) In the event Parent wishes to exercise the Option, it shall send a written notice (the "Notice") to each Stockholder specifying a date (not later than October 10, 1999) for the closing (the "Closing") of such purchase of all of such Stockholder's Subject Shares. The Closing will take place at such location in New York City as Parent shall specify in the Notice. At the Closing, payment for such Stockholder's Subject Shares then being purchased shall be made to such Stockholder by wire transfer in immediately available funds in the amount of the aggregate exercise price, against delivery to Parent of a certificate or certificates registered in its name evidencing such Subject Shares. Such Subject Shares will be imprinted with any legends required by applicable securities laws. In the event that the Closing does not occur on or prior to October 10, 1999 (the "End Date"), and notwithstanding anything in this Agreement to the contrary, the Option and the exercise of the Option shall terminate and be void.

            (5) Parent agrees that, in the event that the Option is exercised, it will agree to purchase from any holder of Shares with tag-along or similar rights granted by any Stockholder that wishes to sell its Shares to Parent, all shares of Company Common Stock of such holder on the same terms of the purchase of the Subject Shares pursuant to the exercise of the Option.

            (6) Once the Option is exercised, Parent must pay to the Stockholders the aggregate exercise price for all the Subject Shares not later than the date specified for the Closing notwithstanding the existence of any law, regulation, injunction, order or other impediment to the delivery to Parent of the Subject Shares or the ownership by Parent of the Subject Shares.

            (7) Notwithstanding anything to the contrary, in the event that Parent or any affiliate of Parent receives any per share consideration in any sale or other disposition of Shares purchased pursuant to exercise of the Option that is in excess of the Per Share Amount (such amount in excess of the Per Share Amount, the "Excess Per Share Amount"), Parent shall immediately remit to the Stockholders on a pro rata basis 50% of the Excess Per Share Amount with respect to each share of Company Common Stock so sold or otherwise disposed of.

            (8) Notwithstanding anything to the contrary, no Stockholder who is a natural person shall be required to sell any of such Stockholder's Shares to Parent upon exercise of the Option if such Stockholder would be subject to liability under Section 16 of the Exchange Act as a result of any such sale of Shares purchased prior to the date of this Agreement.

            SECTION 5. NO SOLICITATIONS. Each Stockholder agrees that it will not, directly or indirectly, make, solicit, initiate or encourage the submission of proposals or offers from any persons relating to an Acquisition Proposal. Each Stockholder will immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal. Each Stockholder agrees that it will promptly notify Parent after receipt of any bona fide Acquisition Proposal or any inquiry from any person relating to an Acquisition Proposal. Nothing contained herein shall prevent a Stockholder or a representative of a Stockholder from discharging its fiduciary duties as a member of the board of directors of the Company.

            SECTION 6. MISCELLANEOUS PROVISIONS.

            (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (3) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given to Parent at its address stated in Section 9.3 of the Merger Agreement, and all notices to any Stockholder shall be given to such Stockholder at the address stated below:

                  (1)   if to any of:

                        KKR PARTNERS II, L.P.
                        APC ASSOCIATES, L.P.

                        GR ASSOCIATES, L.P.
                        WCP ASSOCIATES, L.P.
                        KKR ASSOCIATES, to:

                        c/o Kohlberg Kravis Roberts & Co.
                        9 West 57th Street
                        Suite 4250
                        New York, New York 10019
                        Attention: Scott Stuart

                        Telecopier No.: (212) 750-0003
                        Telephone No.: (212) 750-8300

                  (2)   if to any of the other Stockholders, to:

                        c/o World Color Press, Inc.
                        The Mill
                        240 Pemberwick Road
                        Greenwich, CT 06831

                        Telecopier No.:
                        Telephone No.:

            (b) NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.

            (1) No failure or delay by Parent in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

            (2) In view of the uniqueness of the agreements contained in this Agreement and the transactions contemplated hereby and thereby and the fact that Parent would not have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed in accordance with its terms, each of the Stockholders therefore agrees that Parent shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which Parent may be entitled, at law or in equity.

            (c) AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of the Stockholders or Parent from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by all the Stockholders and Parent, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

            (d) SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES.

            (1) No party shall assign any of its rights or delegate any of its obligations under this Agreement; provided that Parent may assign its rights under Section 4 of this Agreement to receive the Subject Shares at the Closing; provided, further, that no such assignment shall in any way relieve Parent of any of its obligations under Section 4 or any other section of this Agreement. Any assignment or delegation in contravention of this Section 6(d) shall be void AB INITIO and shall not relieve the assigning or delegating party of any obligation under this Agreement.

            (2) The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other Person.

            (e) GOVERNING LAW. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed in accordance with the laws of the State of Delaware.

            (f) STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

            (g) SEVERABILITY OF PROVISION. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            (h) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the Stockholders and Parent, and supersedes all prior agreements or understandings, with respect to the subject matters of this Agreement.

            (i) SURVIVAL. Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of a party contained in this Agreement shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under this Agreement.

            (j) SUBMISSION TO JURISDICTION; WAIVERS. Each Stockholder and Parent irrevocably agrees that any legal action or proceeding with respect to any voting document or for recognition and enforcement of any judgment in respect hereto or thereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the State of New York, and each Stockholder and Parent hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Stockholder and Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 6(i),
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT
      (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(i).

            (k) LIMITED LIABILITY OF PARTNERS. Notwithstanding any other provision of this Agreement, no general partner or limited partner, nor any future general or limited partner of any Stockholder, shall have any personal liability for performance of any obligation of such stockholder under this Agreement. Any liability of a Stockholder under this Agreement shall be satisfied solely out of the assets of such Stockholder.

            (l) TERMINATION. Unless terminated by mutual agreement of the parties, the obligations of the Stockholders under Sections 1(b), 1(c), 1(d) and 1(e) of this Agreement shall terminate upon the first to occur of (i) consummation of the Merger, (ii) the termination of the Merger Agreement, (iii) the full and irrevocable satisfaction of the condition set forth in Section 7.1(c) of the Merger Agreement, and (iv) termination of the Offer (other than a termination of the Offer pursuant to Section 1.1(e) of the Merger Agreement) without the purchase of Shares pursuant thereto. The Option and the obligations of the Stockholders under Section 4 hereof shall terminate on the earlier of the date of a KKR Option Termination Event and the End Date. This Agreement (other than the agreements set forth in Section 4 and Section 6(l) hereof, which shall survive in accordance with their terms), shall automatically terminate at such time as all of the obligations of the Stockholders pursuant to Sections 1 and 2 shall have terminated in accordance with their terms.

            (m) ACCESS. After the consummation of the Offer, Stockholders who own in the aggregate at least 1% of the outstanding subordinate voting shares of Parent shall have the right, but only to the extent such right is required in order for such Stockholders to treat their investment in the Company as a "venture capital investment" (within the meaning of the plan asset regulations of the Department of Labor Reg. ' 25103-101), to (i) meet with officers and directors of Parent at reasonable times and upon reasonable advance notice on a quarterly basis to discuss their investment in Parent and be informed concerning the nature or operation of the business of Parent; and (ii) be provided with certain financial, operating and other data and information as such Stockholders may reasonably request.

            (n) EXPENSES. Whether or not the Option is exercised, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party.

            (o) UNITED STATES DOLLARS. All references herein to "$" or "dollars" shall refer to United States Dollars.

            (p) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                    QUEBECOR PRINTING INC.

                                    By:  /s/ Charles G. Cavell
                                        ----------------------------------
                                        Name: Charles G. Cavell

                                     Title: President & Chief Executive Officer

                                    By:  /s/ Christian M. Paupe
                                        ----------------------------------
                                        Name: Christian M. Paupe
                                        Title: Executive Vice President


                                    KKR PARTNERS II, L.P.
                                    By:   KKR Associates,
                                          Its General Partner

                                    By:  /s/ Scott M. Stuart
                                        ----------------------------------
                                        Name: Scott M. Stuart
                                        Title:  General Partner


                                    APC ASSOCIATES, L.P.

                                    By:   KKR Associates
                                          Its General Partner

                                    By:  /s/ Scott M. Stuart
                                        ----------------------------------
                                        Name: Scott M. Stuart
                                        Title:  General Partner


                                    GR ASSOCIATES, L.P.

                                    By:   KKR Associates
                                          Its General Partner

                                    By: /s/ Scott M. Stuart
                                        ----------------------------------
                                        Name: Scott M. Stuart
                                        Title:  General Partner

                                    WCP ASSOCIATES, L.P.

                                    By:   KKR Associates
                                          Its General Partner

                                    By:  /s/ Scott M. Stuart
                                        ----------------------------------
                                        Name: Scott M. Stuart
                                        Title:  General Partner


                                    KKR ASSOCIATES

                                    By: /s/ Scott M. Stuart
                                        ----------------------------------
                                        Name: Scott M. Stuart
                                        Title:  General Partner

                                      /s/ Robert G. Burton
                                    --------------------------------------
                                    Robert G. Burton

                                      /s/ Marc L. Reisch
                                    --------------------------------------
                                    Marc L. Reisch

                                      /s/ Jennifer L. Adams
                                    --------------------------------------
                                    Jennifer L. Adams

                                      /s/ Robert B. Lewis
                                    --------------------------------------
                                    Robert B. Lewis

                                       /s/ James E. Lillie
                                    --------------------------------------
                                    James E. Lillie

                                   SCHEDULE A



Name of Stockholder                     Number of Subject Shares
-------------------                     ------------------------

KKR Partners II, L.P.                   9,701 (excluding 5,000 shares of
                                        Restricted Stock)

APC Associates, L.P.                    2,201,379

GR Associates, L.P.                     1,534,465

WCP Associates, L.P.                    4,583,212

KKR Associates                          692,107

Robert G. Burton                        223,329.09  (excluding 101,356 shares
                                        of Restricted Stock)

Marc L. Reisch                          23,600.84 (excluding 73,177 shares of
                                        Restricted Stock)

Jennifer L. Adams                       19,508  (excluding 43,252 shares of
                                        Restricted Stock)

Robert B. Lewis                         9,209.23  (excluding 15,000 shares of
                                        Restricted Stock)

James E. Lillie                         10,761.63  (excluding 7,500 shares of
                                        Restricted Stock)